Exhibit 99.1

BARNWELL INDUSTRIES, INC.	P R E S S RELEASE 1100 Alakea Street, Suite 500 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

CONTACT:	Alexander C. Kinzler
Chief Executive Officer and President
Russell M. Gifford
Executive Vice President and Chief Financial Officer
Tel: (808) 531-8400

Barnwell Industries, Inc. Reports Sale of Drilling Rig and
Provides Canadian Oil and Gas Update

HONOLULU, HAWAII, September 13, 2022 -- Barnwell Industries, Inc. (NYSE American: BRN) today reported the sale of drilling rig by its wholly-owned Water Resources International, Inc. subsidiary for net consideration of approximately $550,000.

Mr. Alexander C. Kinzler, Chief Executive Officer of Barnwell, commented, “We are pleased to report the sale of a drilling rig which will result in a gain to be recognized in our fiscal 4th quarter ending September 30, 2022.  We previously sold another drilling rig in October 2021 for approximately $670,000 and the Company is taking these actions to reduce our contract drilling operating costs. We still own 5 rigs for drilling and pump installation.

“In the North Twining Unit (“NTU”) in which Barnwell holds a 29% interest, there are now five horizontal wells on production with a sixth to come online at the end of September.  Barnwell’s share of the current pre-royalty, combined production is 350 barrels of oil, 60 barrels of natural gas liquids and 2,000 thousand cubic feet (“MCF”) of natural gas per day.  These rates include early phase production which is expected to decline significantly in the coming months.  The NTU drilling program has greatly exceeded expectations.

“Barnwell’s 100% working interest well that was brought onstream in March 2022 has been cleaning up more slowly than expected but is continuing to improve with current pre-royalty production at 55 barrels of oil, 6 barrels of natural gas liquids and 200 thousand cubic feet (“MCF”) of natural gas per day.  Installation of a wellhead compressor has been delayed due to supplier issues, but is still expected to increase production further once it is installed in October.”

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts. These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements. Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions. Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved. Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements. The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission. Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.